                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             VIAGRAFIX CORPORATION
         (Original Certificate of Incorporation dated January 2, 1990)


THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA
101 STATE CAPITOL BUILDING
2300 NORTH LINCOLN
OKLAHOMA CITY, OK  73105:


                                  SECTION ONE

         We, the undersigned, as President and Secretary of ViaGrafix Corporation (referred to herein as the "Corporation"), do hereby certify that the Board of Directors and the holders of a majority of the Corporation's capital stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, pursuant to Actions dated December 10, 1997, duly adopted resolutions to amend and restate in its entirety the Corporation's Certificate of Incorporation as in effect immediately prior hereto, as hereinafter set forth.


                                 ARTICLE  I

         The name of the Corporation is: VIAGRAFIX CORPORATION


                                 ARTICLE II

         The address of the registered office in the State of Oklahoma and the name of the registered agent at such address is:

                                One American Way
                             Pryor, Oklahoma 74316
                            Attn:  Robert E. Webster


                                 ARTICLE III

         The term of the Corporation shall be perpetual.


                                 ARTICLE IV

         The authorized capital stock of the Corporation and the aggregate number shares which the Corporation shall have the authority to issue shall consist of 40,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), and 10,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").
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         A.      Common Stock.  Except as otherwise expressly provided by law or hereafter adopted by the Board of Directors in establishing any rights and preferences of any series of Preferred Stock prior to its issuance in accordance with this Article IV, voting rights upon any and all matters shall be vested in the holders of the Common Stock, with each share of Common Stock having one vote on all matters. Subject to the provisions which may be adopted by the Board of Directors governing the payment of dividends (current and cumulative) on any series of Preferred Stock, the Board of Directors of the Corporation may declare and pay dividends, in its discretion, on the Common Stock of the Corporation out of funds legally available for the payment thereof. Upon the voluntary or involuntary liquidation of the Corporation and after the holders of the Preferred Stock shall have been paid the full preferential amounts to which they shall be entitled, the holders of shares of the Common Stock shall, subject to any additional participating liquidation rights of the Preferred Stock, be entitled to share in all remaining assets of the Corporation. The Common Stock of the Corporation shall not be redeemable without the consent of the holders of shares to be redeemed.

         B. Preferred Stock. The Board of Directors of the Corporation shall have the authority and is hereby expressly vested with the authority to issue shares of Preferred Stock from time to time in one or more series, each such series to have distinctive serial designations, and such voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, as shall be set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares of Preferred Stock. Without limiting the generality of the foregoing, the authority of the Board of Directors with respect to each series of Preferred Stock shall include, without limitation, the determination of any of the following matters:


                 (1)    the number of shares constituting such
         series and the designation thereof to distinguish the shares of such series from the shares of all other series;


                 (2)    the rights of the holders of shares of
         such series to receive dividends thereon and the dividend rate, the conditions and time of payment of dividends, the extent to which dividends are payable in preference to, or in any other relation to, dividends payable on any other class or series of stock, and whether such dividends shall be cumulative or noncumulative;

                 (3)    the terms and provisions governing
         redemption of shares of such series, if such shares are to be redeemable;

                 (4)    the terms and provisions governing the
         operation of retirement or sinking funds, if any;

                 (5) the voting power of such series, whether full, limited or none;

                 (6) the rights, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, any other class of stock, or of any series thereof, and the prices or rates for such conversions or exchanges, and any adjustments thereto; and,

                 (7)    any other preferences and relative
         participating, optional or other special rights, and qualifications, limitations or restrictions of such series.

         The shares of each series of Preferred Stock may vary from the shares of any other series of Preferred Stock as to any of such matters.



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
                                  ARTICLE V

         Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Oklahoma, on the application in a summary way of the Corporation or of any creditor or shareholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 1106 of Title 18 of the Oklahoma Statutes or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 1100 of Title 18 of the Oklahoma Statutes may order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of the Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three- fourths (3/4ths) in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the compromise or arrangement and the reorganization shall, if sanctioned by the court to which the application has been made, be binding on all the creditors or class of creditors and/or on all the shareholders or class of shareholders of the Corporation, as the case may be, and also on the Corporation.


                                 ARTICLE VI

         To the extent permitted by law, no contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the directors or officers are present at or participate in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because the directors or officers or their votes are counted for such purpose.


                                 ARTICLE VII

         The Board of Directors is expressly authorized to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement to the extent and in the manner permitted by the laws of the State of Oklahoma.


                                ARTICLE VIII

         No director shall be personally liable to the Corporation or its shareholders for monetary damages for breach of such director's fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director as follows:





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
                 (a) For any breach of the director's duty of loyalty to the Corporation or its shareholders; or

                 (b) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; or

                 (c) Any liability for the unlawful payment of dividends or an unlawful stock redemption, in accordance with Section 1053 of the General Corporation Law of the State of Oklahoma; or

                 (d) Any transaction from which the director derived an improper personal benefit.


                                 ARTICLE IX

         The Bylaws for governing this Corporation may be adopted, amended, altered, repealed or readopted by the Board of Directors at any annual or special meeting of the Board, but the powers of the Board in this regard shall at all times be subject to the rights of the shareholders to alter or repeal such Bylaws at any annual or special meeting of the shareholders.


                                  ARTICLE X

         At each election of the directors of the Corporation, each shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, only the number of shares owned by him for as many persons as there are directors to be elected, and no shareholder shall ever have the right or be permitted to cumulate his votes on any basis; any and all rights of cumulative voting being hereby expressly denied.


                                 ARTICLE XI

         No shareholder shall be entitled as a matter of right to subscribe for, purchase or receive additional unissued or treasury shares of any class of the Corporation, whether now or later authorized, or any bonds, debentures, warrants, options or other securities convertible into or entitling the holder to purchase shares. Such additional shares, bonds, debentures, warrants, options or other securities convertible into or entitling the holder to purchase shares may be issued or disposed of as the Board of Directors in its absolute discretion may deem advisable.

                                 ARTICLE XII

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon the shareholders herein are granted subject to this reservation.

                                  SECTION TWO

         The 10,000,000 shares of common stock, $.001 par value per share ("Old Common Stock"), previously authorized and issued, are hereby reclassified into shares of the Common Stock on the basis of one (1) share of the Common Stock for 1.75 shares of the Old Common Stock.

         Each share of the previously outstanding Series A Convertible Preferred Stock, $.001 par value per share ("Old Preferred Stock"), is hereby reclassified into one (1) share of the Preferred Stock having the same series designation, voting power, preferences and other rights, qualifications, limitations and restrictions as the Old Preferred Stock as set forth on Exhibit "A" to the Amended & Restated Certificate of Incorporation of ViaGrafix Corporation filed with the Oklahoma Secretary of State on August 16, 1994 (incorporated herein by this reference), which, upon conversion into Common Stock, will be adjusted for the above 1-for-1.75 reverse stock split.

                                SECTION THREE

         Pursuant to Actions of the Board of Directors and holders of a majority of the then outstanding common stock and preferred stock of the Corporation dated December 10, 1997, resolutions were duly made and approved, setting forth the proposed adoption of the foregoing Amended and Restated Certificate of Incorporation, declaring said amendments to be advisable and further declaring it advisable to restate the Certificate of Incorporation as amended. The Actions were signed by all members of the Board of Directors and holders of a majority of each class of stock of Corporation entitled to vote thereon, signifying the approval of the amendments. Such amendments were duly adopted in accordance with 18 O.S. Sections 1077 and 1080.

         IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be signed by its President and attested by its Secretary, this 10th day of December, 1997.


                                VIAGRAFIX CORPORATION


                                By:  /s/ MICHAEL A. WEBSTER
                                    ------------------------------------------
                                       Michael A. Webster, President
Attest:

/s/ ROBERT E. WEBSTER
-----------------------------
Robert E. Webster, Secretary

                      SERIES A CONVERTIBLE PREFERRED STOCK

         1. Number of Shares. The series of Preferred Stock designated and known as "Series A Convertible Preferred Stock" shall consist of 2,280,000 shares.

         2.      Voting.

                 2A.      General. Except as may be otherwise provided in these
terms of the Series A Convertible Preferred Stock or by law, the Series A Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Series A Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series A Convertible Preferred Stock is then convertible.

                 2B.      Board Seats. The holders of the Series A Convertible
Preferred Stock, voting as a separate series, shall be entitled to elect 1 director of the Corporation. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series A Convertible Preferred Stock then outstanding shall constitute a quorum of the Series A Convertible Preferred Stock for the election of director to be elected solely by the holders of the Series A Convertible Preferred Stock. A vacancy in any directorship elected by the holders of the Series A Convertible Preferred Stock shall be filled only by vote or written consent of the holders of the Series A Convertible Preferred Stock.

         3.      DIVIDENDS.

                 3A.      Preferred Dividends. The holders of shares of Series
A Convertible Preferred Stock shall be entitled to receive dividends on such shares as, if and when declared by the Board of Directors.

                 3B.      Common Stock Dividends. The holders of the Series A
Convertible Preferred Stock shall also be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the Common Stock (treating each share of Series A Convertible Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Series A Convertible Preferred Stock is then convertible).

         4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Convertible Preferred Stock, to be paid an amount equal to the greater of (i) $1.7544 per share (a) plus, in the case of each share, an amount equal to an annual dividend of $.13158 per share, and (b) less all dividends previously declared and paid thereon (the "Preferred Return"), or (ii) such amount per share as would have been payable had each such share been converted to Common Stock pursuant to paragraph 6 immediately prior to such liquidation, dissolution or winding up, and the holders of Series A Convertible Preferred Stock shall not be entitled to any further payment, such amount payable with respect to one share of Series A Convertible Preferred Stock being sometimes referred to as the "Liquidation Payment" and with respect to all shares of Series A Convertible Preferred Stock being sometimes referred to as the "Liquidation Payments". If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Convertible Preferred Stock shall be insufficient to permit payment to the holders of Series A Convertible Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Convertible Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series A Convertible Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Series A Convertible Preferred Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than 20 days prior to the payment date stated therein, to the holders of record of Series A Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction), and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this paragraph 4. For purposes hereof, the Common Stock shall rank on liquidation junior to the Series A Convertible Preferred Stock.

         5. Restrictions. At any time when shares of Series A Convertible Preferred Stock are outstanding except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation and in addition to any other vote required by law or the Certificate of Incorporation, without the approval of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Corporation will not:

                 5A. Create or authorize the creation of any additional class or series of shares of stock unless the same ranks junior to the Series A Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of the Series A Convertible Preferred Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series A Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into shares of Series A Convertible Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series A Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation, authorization or increase shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise;

                 5B. Consent to any liquidation, dissolution or winding up of the Corporation or consolidate or merge into or with any other entity or entities or sell, lease, abandon, transfer or otherwise dispose of all or substantially all its assets unless the aggregate net proceeds to the holders of Series A Convertible Preferred Stock arising from such transaction equal or exceed the Preferred Return;

                 5C. Amend, alter or repeal its Certificate of Incorporation if the effect would be detrimental or adverse in any manner with respect to the rights of the holders of the Series A Convertible Preferred Stock;

                 5D. Redeem or otherwise acquire any shares of Series A Convertible Preferred Stock except pursuant to a purchase offer made pro rata to all holders of the shares of Series A Convertible Preferred Stock on the basis of the aggregate number of outstanding shares of Series A Convertible Preferred Stock then held by each such holder.

         6. Conversions. The holders of shares of Series A Convertible Preferred Stock shall have the following conversion rights:

                 6A.      Right to Convert. Subject to the terms and conditions
of this paragraph 6, the holder of any share or shares of Series A Convertible Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Convertible Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series A Convertible Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Series A Convertible Preferred Stock so to be converted by $1.7544 and (ii) dividing the result by the conversion price of $1,7544 per share or, in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph 6, then by the conversion price as last adjusted and in effect at the date any share or shares of Series A Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Conversion Price"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series A Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

                 6B.      Issuance of Certificates; Time Conversion Effected.
Promptly after the receipt of the written notice referred to in subparagraph 6A and surrender of the certificate or certificates for the share or shares of Series A Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                 6C.      Fractional Shares; Dividends; Partial Conversion. No
fractional shares shall be issued upon conversion of Series A Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends, excluding Preferred Dividends, accrued and unpaid on the shares of Series A Convertible Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 6B. In case the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 6A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 6C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series A Convertible Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

                 6D.      Adjustment of Price Upon Issuance of Common Stock.
Except as provided in subparagraph 6E, it and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 6D(l) through 6D(7), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to the price determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price and (b) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale.

         For purposes of this subparagraph 6D, the following subparagraphs 6D(1) to 6D(7) shall also be applicable:

                 6D(1)   Issuance of Rights or Options. In case at any time the
         Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 6D(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                 6D(2)    Issuance of Convertible Securities. In case the
         Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph 6D(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and
         (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subparagraph 6D, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                 6D(3)    Change in Option Price or Conversion Rate. Upon the
         happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph 6D(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 6D(1) or 6D(2), or the rate at which Convertible Securities referred to in subparagraph 6D(1) or 6D(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

                 6D(4)    Stock Dividends. In case the Corporation shall
         declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock (except for dividends or distributions upon the Common Stock), Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold at a price per share equal to $.00001.

                 6D(5)   Consideration for Stock. In case any shares of Common
         Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

                 6D(6)   Record Date. In case the Corporation shall take a
         record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                 6D(7)   Treasury Shares. The disposition of any shares of
         Common Stock owned or held by or for the account of the Corporation shall be considered an issue or sale of Common Stock for the purpose of this subparagraph 6D.

                 6E.      Certain Issues of Common Stock Excepted. Anything
herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance from and after the date of filing of these terms of the Series A Convertible Preferred Stock of up to an aggregate of 187,000 shares (appropriately adjusted to reflect the occurrence of any event described in subparagraph 6F) of Common Stock to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation, plus such number of shares of Common Stock which are repurchased by the Corporation from such persons after such date pursuant to contractual rights held by the Corporation and at repurchase prices not exceeding the respective original purchase prices paid by such persons to the Corporation therefor.

                 6F.      Subdivision or Combination of Common Stock. In case
the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to subparagraph 6D(4) by reason thereof.

                 6G.      Reorganization or Reclassification. If any capital
reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

                 6H.      Notice of Adjustment. Upon any adjustment of the
Conversion Price, then and in each such case the Corporation shall give written notice thereof, by mailing such notice by United States Postal Service via Certified or Registered Mail, Return Receipt Requested, addressed to each holder of shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

                 6I.      Other Notices. In case at any time:

                          (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                          (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                          (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

                          (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by mailing such notice(s) by United States Postal Service via Certified or Registered Mail, Return Receipt Requested, addressed to each holder of any shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and
(b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

                 6J.      Stock to be Reserved. The Corporation will at all
times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock. The Corporation covenants that all shares of

Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation.

                 6K.      No Reissuance of Series A Convertible Preferred
Stock. Shares of Series A Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

                 6L.      Issue Tax. The issuance of certificates for shares of
Common Stock upon conversion of Series A Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Convertible Preferred Stock which is being converted.

                 6M.      Closing of Books. The Corporation will at no time
close its transfer books against the transfer of any Series A Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series A Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

                 6N.      Definition of Common Stock. As used in this paragraph
6, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $.001 per share, as constituted on the date of filing of these terms of the Series A Convertible Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series A Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 6G.

                 6O.      Mandatory Conversion. If at any time the Corporation
shall effect a firm commitment underwritten public offering of shares of Common Stock in which the aggregate price received for such shares by the Corporation (net of underwriting discounts and commissions and offering expenses) shall be at least $5,000,000, then effective upon the closing of the sale of such shares by the Corporation pursuant to such public offering, all outstanding shares of Series A Convertible Preferred Stock shall automatically convert to shares of Common Stock on the basis set forth in this paragraph 6. Holders of shares of Series A Convertible Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to subparagraph 6C. Until such time as a holder of shares of Series A Convertible Preferred Stock shall surrender his or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

         7. Amendments. No provision of these terms of the Series A Convertible Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock.